EXHIBIT 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3063 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK BOARD OF DIRECTORS ADDS GENERAL RONALD FOGLEMAN
AND ROMAN MARTINEZ IV

Minneapolis, May 6, 2004 – ATK (NYSE: ATK), a leading supplier of advanced weapon and space systems, announced today that Gen. Ronald R. Fogleman (U.S. Air Force, Retired) and Roman Martinez IV were elected to the company's board of directors at its regularly scheduled meeting on May 4.  Their election increases the number of board members to eleven and became effective on May 5.

General Fogleman served for 34 years in the U.S. Air Force, culminating his career as the fifteenth Chief of Staff of the U.S. Air Force and as a member of the Joint Chiefs of Staff.  In this capacity, he served as a military advisor to the Secretary of Defense, the National Security Council and the President.  He is currently the chairman and chief executive officer, Durango Aerospace Incorporated and serves on the board of directors for several corporations, including Rolls-Royce North America and Thales-Raytheon Systems.

Roman Martinez retired in 2003 as Managing Director of Lehman Brothers, one of the world's premier investment banking firms.  He currently serves on the board of directors for GreenPoint Financial Corporation and New York-Presbyterian Hospital.

ATK is a $2.4 billion advanced weapons and space systems company employing 13,200 people in 21 states.  ATK news and information can be found on the Internet at www.atk.com.

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